As filed with the Securities and Exchange Commission on July 25, 2013

Registration No. 333-154942

Registration No. 333-147485

Registration No. 333-138492

Registration No. 333-138138

Registration No. 333-135554

Registration No. 333-133372

Registration No. 333-129722

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-154942

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-147485

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-138492

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-138138

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-135554

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-133372

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-129722

UNDER

THE SECURITIES ACT OF 1933

TALON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0064979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Oyster Point Blvd., Suite 200

South San Francisco, CA 94080

(650) 588-6404

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kurt A. Gustafson

Chief Financial Officer

Talon Therapeutics, Inc.

c/o Spectrum Pharmaceuticals, Inc.

11500 S. Eastern Ave., Suite 240

Henderson, NV 89052

(702)835-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shivbir S. Grewal, Esq.

Marc G. Alcser, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public:  Not applicable, as these Post-Effective Amendments will deregister the registered but unsold securities under each related registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Talon Therapeutics, Inc. (the “Company”) on Form S-3 (collectively the “Registration Statements” and each a “Registration Statement”):

●

Registration Statement on Form S-3 (No. 333-154942), filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2008 and amended on November 21, 2008, which registered 1,020,163 shares of common stock of the Company (“Common Stock”) issuable upon the exercise of outstanding warrants previously acquired by selling stockholders, including shares of Common Stock issuable pursuant to the anti-dilution provisions contained in the warrants;

●

Registration Statement on Form S-3 (No. 333-147485), filed with the Commission on November 19, 2007, which registered 6,190,519 shares of Common Stock issuable upon the exercise of warrants previously acquired by selling stockholders, including shares of Common Stock issuable pursuant to the anti-dilution provisions contained in such warrants;

●

Registration Statement on Form S-3 (No. 333-138492), filed with the Commission on November 7, 2006 and amended on February 6, 2007, which registered 84,118 shares of Common Stock previously acquired by selling stockholders;

●	Registration Statement on Form S-3 (No. 333-138138), filed with the Commission on October 20, 2006, which registered $100,000,000 in the aggregate of shares of Common Stock;

●

Registration Statement on Form S-3 (No. 333-135554), filed with the Commission on June 30, 2006 and amended on September 1, 2006, which registered 1,118,568 shares of Common Stock previously acquired by selling stockholders;

●	Registration Statement on Form S-3 (No. 333-133372), filed with the Commission on April 19, 2006, which registered $75,000,000 in the aggregate of shares of Common Stock; and

●

Registration Statement on Form S-3 (No. 333-129722), filed with the Commission on November 15, 2005, which registered 4,677,364 shares of Common Stock previously acquired by selling stockholders, including Common Stock issuable upon the exercise of outstanding warrants.

On July 17, 2013, pursuant to a short-form merger under Section 253 of the Delaware General Corporation Law, the Company was merged with and into Eagle Acquisition Merger Sub, Inc., a Delaware corporation  and a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc. (“Parent”), with the Company surviving the merger (the “Merger”). In connection therewith, each outstanding share of Common Stock, other than those as to which holders exercise appraisal rights under Delaware law and those shares held by Parent or the Company or their respective wholly owned subsidiaries, was converted into the right to receive (i) an amount of cash equal to $0.05609 per share, without interest and subject to applicable withholding taxes (the “Cash Merger Consideration,” and with the aggregate Cash Merger Consideration payable to each holder of shares of Common Stock to be rounded down to the nearest cent), and (ii) one contingent value right per share representing the right to receive certain contingent cash payments relating to the achievement of certain milestones after the consummation of the Merger. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, by means of post-effective amendment, hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effectiveness of these Post-Effective Amendments.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in in the City of Henderson, State of Nevada, on July 25, 2013.

TALON THERAPEUTICS, INC.

By:	/s/ Kurt A. Gustafson
Kurt A. Gustafson
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.